Exhibit 99.1

Hercules Broadens Board of Directors

with the Addition of Two Seasoned Executives

•	Brad Koenig, former Head of Global Technology Investment Banking of Goldman Sachs, brings more than 20 years of investment banking experience

•	Jorge Titinger, former President and CEO of SGI, brings more than 30 years of technology operating experience

PALO ALTO, Calif., October 26, 2017 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced the appointments of Brad Koenig, former Head of Global Technology Investment Banking at Goldman Sachs, and Jorge Titinger, former President and Chief Executive Officer of Silicon Graphics International Corp., (“SGI”). Mr. Koenig will serve as an independent Class II director, effective October 25, 2017. Mr. Titinger was elected by the Company’s board of directors on October 25, 2017, which will be effective on December 13, 2017, and ratified on December 13, 2017 upon shareholder approval at the Company’s annual shareholder meeting on December 13, 2017. Upon shareholder approval, Mr. Titinger will serve as an independent Class I director.

“Our two new Directors provide a deep bench of technology industry expertise and a seasoned operating perspective that complements our core venture lending franchise and further diversifies Hercules’ corporate governance,” said Manuel A. Henriquez, chairman and chief executive officer of Hercules. “Both Jorge and Brad bring strong track records and we look forward to their contributions as we continue to execute our portfolio and earnings growth strategy.”

In addition, Hercules also announced today that Susanne D. Lyons will not be standing for reelection as a Class I director and is being replaced by Mr. Titinger. Ms. Lyons served on the Hercules’ board of directors since 2015.

Henriquez concluded, “On behalf of the Board, we’d like to thank Susanne for her many outstanding insights and contributions to the Board, her outstanding leadership as Chair of the Compensation Committee and wish her continued success and health, in her retirement and as she focuses her attention to the many non-profit interests she is actively involved with. Thank you.”

Brad Koenig

Brad Koenig brings more than 20+ years of technology investment banking experience and will serve on the Audit and Nominating and Corporate Governance Committees. Currently, he serves as Founder and CEO of FoodyDirect.com, an online specialty food marketplace. In addition, from 2008 to 2011, he was an Advisor at Oak Hill Capital Management, a private equity firm. Previously, Mr. Koenig worked for over twenty years at Goldman Sachs where he became one of the business leaders in the firm’s Investment Banking Division. Mr. Koenig was at Goldman Sachs as the Head of Global Technology Investment Banking from 1990 to 2005, and the Co-Head of Global Technology, Media and Telecommunications from 2002 to 2005. He started at Goldman Sachs in 1984.

Mr. Koenig currently serves as an Independent Director for Theragenics Corporation, a medical device company serving the surgical products and prostate cancer treatment markets, and for NGP/VAN Software, a leading technology provider to political campaigns and non-profit organizations

Mr. Koenig received a Bachelor of Arts degree in Economics from Dartmouth College and his Master of Business Administration degree from Harvard Business School.

Jorge L. Titinger

Mr. Titinger brings more than 30 years of senior executive experience at publicly held technology and semiconductor companies along with extensive entrepreneurial experience, and will serve on the Company’s Compensation Committee.

He currently serves as Principal and Founder of Titinger Consulting, a private consulting and advisory service provider focusing on strategy development and execution, board governance, operational transformations, and culture changes. From 2012 to 2016, he was President and Chief Executive Officer of SGI, a global leader in high performance computing. Previously, Mr. Titinger was president and chief executive officer and member of the Board of Verigy, Inc., a provider of advanced automated test systems to the semiconductor industry. Mr. Titinger is a seasoned industry veteran having served in multiple senior executive roles at FormFactor, Inc., KLA-Tencor Corporation, Applied Materials, InSync Systems, Inc., NeTpower, Inc., MIPS Computer Systems/Silicon Graphics, Inc. and Hewlett-Packard Company.

Mr. Titinger currently serves as an Independent Director for Xcerra, a provider of products and services to the semiconductor and electronics manufacturing industry, CalAmp, a pure-play pioneer in the connected vehicle and IoT marketplace and Transtech Glass Investment Ltd., a specialty glass company for the transportation market.

Mr. Titinger received a Bachelor of Science degree in Electrical Engineering and Master of Science degrees in Electrical Engineering and Engineering Management and Business, all three from Stanford University.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $6.9 billion to over 380 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange under the ticker symbol “HTGC.” In addition, Hercules has three outstanding bond issuances of 6.25% Unsecured Notes due July 2024 (NYSE: HTGX), 4.375% Convertible Senior Notes due February 2022 and 4.625% Unsecured Notes due October 2022.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com